Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Davis Commodities Limited

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum		Maximum
		Security	or Carry		Offering		Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per		Offering		Registration
	Type	Title	Rule	Registered(1)	Unit		Price	Fee Rate	Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.000000430108 per share (2)	Rule 457(c)	19,385,031	$1.08	(3)	$20,935,833.48	0.00014760	$3,090.13
	Total Offering Amounts						$20,935,833.48		$3,090.13
	Total Fees Previously Paid								$0
	Total Fee Offset								$0
	Net Fee Due								$3,090.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

(2)	As described in greater detail in the prospectus contained in this registration statement, the ordinary shares to be offered for resale by selling shareholders include an aggregate of 19,385,031 ordinary shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.11) and low ($1.05) prices of the ordinary shares as reported on the Nasdaq Capital Market on September 23, 2024, which is a date within five business days prior to the filing date of this registration statement.